August 12, 2005


Mail Stop 3561

Via US Mail and Facsimile

Mr. Bedo H. Kalpakian
Chairman and Chief Financial Officer
1199 West Hastings Street, 6th Floor
Vancouver, British Columbia,
Canada V6E 3T5

Re:	Las Vegas From Home.Com Entertainment Inc.
	Form 20-F for the year ended December 31, 2004
	Commission file #: 000-29718

Dear Mr. Kalpakian:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

							Sincerely,


Joseph A. Foti
Senior Assistant Chief Accountant